Exhibit 4.2

                                 AMENDMENT NO. 1
                              CONSULTING AGREEMENT

A Consulting Agreement (the "Consulting Agreement" or "Agreement") was made as of January 20, 2002 by and between Mark L. Baum (hereinafter referred to as "Consultant"), an individual and CarCorp USA, Inc. (hereinafter referred to as the "Company").

                                   WITNESSETH

WHEREAS, the Company agreed to compensate Consultant with 100,000 shares of Company common stock; and

WHEREAS, Company wishes to compensate Consultant for efforts made pursuant to the terms of the January 20, 2002 Agreement and to induce Consultant to extend the term of his engagement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

      Amendment to Section 5(a) of the January 20, 2002 Consulting Agreement:

      5.    COMPENSATION.

      a. Consultant shall receive, within 3 days of the effectiveness of the S-8 Registration Statement (referenced in Section 3(b)(v) above), 200,000 shares of the Company's common stock. Said non-option shares shall be freely tradable and shall be void of any and all encumbrances.

                                 SIGNATURE PAGE

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of March 20, 2002.

CarCorp USA, Inc.                     CONSULTANT


/s/ Michael DeMeo                     /s/ Mark L. Baum
----------------------------          ------------------------------
Michael DeMeo,                        Mark L. Baum
Chairman, President and CEO


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